                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                    Empi, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             EMPI-Registered Trademark-

                                 599 CARDIGAN ROAD
                             ST. PAUL, MINNESOTA 55126


                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            TO BE HELD ON APRIL 29, 1998




TO THE SHAREHOLDERS OF EMPI, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Empi, Inc. (the "Company") will be held at the Company's corporate headquarters, 599 Cardigan Road, St. Paul, Minnesota on Wednesday, April 29, 1998 at 3:30 p.m. local time, for the following purposes:

     1.   To set the number of directors at seven (7).

     2.   To elect one Class Three director to a term expiring in 2001.

     3. To approve the appointment of Ernst & Young LLP as the Company's independent auditors.

     4. To consider and act upon such other business as may properly come before the Meeting or any adjournments thereof.

     Shareholders of record on March 3, 1998, are the only persons entitled to notice of and to vote at the Meeting and any adjournments thereof.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, SIGN AND DATE THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                        By Order of the Board of Directors

                                        Empi, Inc.

                                        Thomas R. King
                                        Secretary



March 16, 1998

                                  PROXY STATEMENT
                                         OF

                             EMPI-Registered Trademark-

                                 599 CARDIGAN ROAD
                             ST. PAUL, MINNESOTA 55126


                           ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON APRIL 29, 1998


     The enclosed proxy is solicited by the Board of Directors of Empi, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, April 29, 1998, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.

     The cost of soliciting proxies, including the cost of preparing, assembling and mailing proxies and soliciting materials, as well as the cost of forwarding such materials to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies personally or by telephone. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about March 16, 1998.

     Any shareholder executing a proxy may revoke it at any time prior to its exercise at the Meeting by giving written notice of such revocation to the Company's Secretary or any other officer of the Company, by filing a new written proxy with an officer of the Company or by voting the shares in person at the Meeting. Proxies will be voted in accordance with the choice specified thereon by shareholders. Proxies which are signed by shareholders but which lack specification for a particular proposal will be voted in favor of such proposal.

     The record date for determining the shareholders entitled to vote at the Meeting was the close of business on March 3, 1998, at which time the Company had issued and outstanding 7,746,889 shares of Common Stock, no par value, the only voting securities of the Company. Each shareholder is entitled to one vote for each share of Common Stock held. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal. If a broker returns a "non-vote" proxy, indicating a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

                  PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following information concerning ownership of the Common Stock of the Company is furnished as of the record date, March 3, 1998, with respect to (i) all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Common Stock of the Company; (ii) each of the directors and nominees for election to the Board of Directors of the Company;
(iii) the executive officers of the Company named in the Summary Compensation Table as set forth under the caption "Executive Compensation"; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                     SHARES       PERCENT OF
     NAME (AND ADDRESSES OF 5%                    BENEFICIALLY   COMMON STOCK
     OWNERS) OR IDENTITY OF GROUP (1)                OWNED        OWNERSHIP
     -------------------------------------        ------------   ------------

     Kopp Investment Advisors, Inc. Group
     6600 France Avenue South, Suite 672
     Edina, MN  55435. . . . . . . . . . . . .    3,027,729  (2)      39.1%

     Woodland Partners LLC
     60 South Sixth Street, Suite 3750
     Minneapolis, Minnesota 55402 .. . . . . .      798,800  (3)      10.3%

     Scott R. Anderson . . . . . . . . . . . .        6,000  (4)         *

     Everett F. Carter . . . . . . . . . . . .        4,375  (4)         *

     M. Nazie Eftekhari. . . . . . . . . . . .        -----              *

     Joseph E. Laptewicz, Jr . . . . . . . . .       47,868  (5)        .6%

     Donald D. Maurer. . . . . . . . . . . . .      103,910  (6)       1.3%

     Harold G. Olson . . . . . . . . . . . . .        7,500  (4)         *

     Kenneth F. Tempero. . . . . . . . . . . .       13,500  (7)        .2%

     Robert W. Clapp . . . . . . . . . . . . .       15,330  (4)        .2%

     Shawn L. Featherston. . . . . . . . . . .        5,452  (8)         *

     Gary D. Sullivan. . . . . . . . . . . . .       26,050  (9)        .3%

     H. Philip Vierling. . . . . . . . . . . .       21,117 (10)        .3%

     All directors and executive officers
     as a group (13 persons) . . . . . . . . .      252,945 (11)       3.2%

---------------------------
     * Less than .1%

     (1) Each person listed herein except Kopp Investment Advisors, Inc. and Woodland Partners LLC is either a nominee or a member of the Board of Directors or an executive officer of the Company.

     (2)  Kopp Investment Advisors, Inc. (KIA) and LeRoy C. Kopp filed a
          Schedule 13G dated February 10, 1998, with the Securities and Exchange Commission. Such beneficial owners filed such 13G as a Group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934. The Company is relying on such 13G for the purposes of showing beneficial ownership.

          KIA serves as investment advisor for the accounts of individual clients. KIA has the following powers over the shares indicated:
          sole voting power, 205,000; sole dispositive power, 35,000; and shared dispositive power, 2,861,729. LeRoy C. Kopp has sole voting and dispositive power over 131,000 shares.

     (3) Woodland Partners LLC (Woodland) filed a Schedule 13G dated February 4, 1998, with the Securities and Exchange Commission. Woodland serves as investment advisor for the accounts of individual clients.
          Woodland has the following powers over the shares indicated: sole voting power, 674,500; shared voting power, 124,300; and sole dispositive power, 798,800.

     (4) Includes for the following persons the number of shares indicated, which shares are subject to stock options exercisable within 60 days of the record date: Scott R. Anderson, 5,000; Everett F. Carter, 2,500; Harold G. Olson, 2,500; and Robert W. Clapp, 14,351.

     (5) Includes (a) 12,750 shares issuable pursuant to options exercisable within 60 days of the record date and (b) 2,815 shares held jointly by Mr. Laptewicz and his spouse.

     (6) Includes (a) 12,000 shares issuable pursuant to options exercisable within 60 days of the record date and (b) 1,500 shares held jointly by Mr. Maurer and his spouse.

     (7) Includes (a) 10,500 shares issuable pursuant to options exercisable within 60 days of the record date and (b) 3,000 shares held in an Individual Retirement Account for the benefit of Dr. Tempero.

     (8) Includes (a) 4,996 shares issuable pursuant to options exercisable within 60 days of the record date and (b) 456 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which Mr. Featherston has no voting power.

     (9) Includes (a) 17,930 shares issuable pursuant to options exercisable within 60 days of the record date and (b) 689 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which Mr. Sullivan has no voting power.

     (10) Includes (a) 17,628 shares issuable pursuant to options exercisable within 60 days of the record date, (b) 2,768 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which Mr. Vierling has no voting power and (c) 721 shares held jointly by Mr. Vierling and his spouse.

     (11) Includes in total for the directors and executive officers as a group
          (a) 101,766 shares issuable pursuant to options exercisable within 60 days of the record date, (b) 4,069 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which the participants have no voting power, (c) 3,000 shares held in an Individual Retirement Account and (d) 5,036 shares held jointly with a spouse.

                               ELECTION OF DIRECTORS
                               (PROPOSALS #1 AND #2)

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three and not more than seven directors and that the number of directors to be elected shall be determined by the shareholders at each Meeting. The Bylaws of the Company also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year. Only one director to serve as a member of Class Three will be elected at the 1998 Annual Meeting. Directors who are members of Class One and Class Two will continue to serve for the terms for which they were elected at prior Annual Meetings.

     Accordingly, the Board recommends that the number of directors be set at seven and that one Class Three director be elected at the Meeting. The remaining Class Three directorship will remain vacant at this time. Under applicable Minnesota law, approval of the proposals to set the number of the directors at seven and elect the Class Three director require the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board of Directors nominates Everett F. Carter for reelection as a Class Three director of the Company. If elected, Mr. Carter will serve for a three-year term as a Class Three director and until his successor is duly elected and qualified. Harold G. Olson, a current Class Three Director of the Company, declined to stand for reelection.

     Unless authority is withheld, the proxies solicited hereby will be voted for the election of Everett F. Carter as a Class Three director for a term of three years. If, prior to the Meeting, it should become known that Mr. Carter will be unable to serve as a director after the Meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors, or, alternatively, not voted for any to serve. Following is information about the nominee and all other current directors of the Company.

                               PRINCIPAL OCCUPATION, BUSINESS
  NAME AND AGE OF                EXPERIENCE PAST FIVE YEARS
    NOMINEE AND                      AND DIRECTORSHIPS                DIRECTOR
 CURRENT DIRECTORS                  IN PUBLIC COMPANIES                SINCE
  ------------------           ------------------------------         --------
 Donald D. Maurer (61)        Chairman Emeritus of the Company          1977
 (Class One, term             since November 1997.  Chief
 ending in 1999)              Scientific Officer of the Company
                              from October 1994 to November 1997.
                              Chairman of the Company from October
                              1977 to November 1997.  Chief
                              Executive Officer of the Company
                              from April 1979 to September 1994.
                              Mr. Maurer held the additional
                              position of President from February
                              1993 to September 1994.  Mr. Maurer
                              is a director of Angeion, Inc.

 Dr. Kenneth F. Tempero (58)  Independent business and drug             1993
 (Class One, term             development consultant since May
 ending in 1999)              1996.  Chairman and Chief Executive
                              Officer of MGI PHARMA, INC., an
                              acquirer, developer and marketer of
                              pharmaceuticals, from August 1987 to
                              April 1996.  Mr. Tempero is a
                              director of Endorex Corporation.

 Scott R. Anderson (58)       Chairman of the Company since             1993
 (Class Two, term             November 1997.  President and Chief
 ending in 2000)              Executive Officer of North Memorial
                              Medical Center, a general, acute
                              medical center, since 1981.  Mr.
                              Anderson is a director of Telident,
                              Inc.

 M. Nazie Eftekhari (43)      Chairman and Chief Executive Officer      1997
 (Class Two, term             of The Araz Group, a national
 ending in 2000)              developer of diversified managed
                              care services, since 1984.

 Joseph E. Laptewicz,         President and Chief Executive             1994
 Jr. (49)                     Officer of the Company since October
 (Class Two, term             1994.  Mr. Laptewicz held the
 ending in 2000)              additional position of Acting Chief
                              Financial Officer from March 1997 to
                              July 1997.  President and Chief
                              Executive Officer of Schneider
                              (USA), Inc., a manufacturer of
                              products for interventional
                              medicine, from April 1992 to
                              September 1994. Mr. Laptewicz is a
                              director of Angiodynamics, Inc., a
                              subsidiary of E-Z-EM, Inc.

 Everett F. Carter (70)       Retired since June 1997.  Chairman        1985
 (Class Three, term           of Wadia Digital, Inc., a
 ending in 1998)              manufacturer of audio equipment,
                              from April 1996 to June 1997.
                              President and Chief Executive
                              Officer of Wadia Digital, Inc. from
                              August 1991 to March 1996.

 Harold G. Olson (74)         President of Comelex Corporation, a       1985
 (Class Three, term           rebuilder of compressors for
 ending in 1998)              industrial and commercial use, since
                              1976.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors formed Audit and Compensation Committees in March 1984. A Stock Option Committee, which is vested with the same authority as the Board with respect to the granting of options and the administration of the Company's stock plans, was formed in June 1987. The Compensation Committee, which is responsible for establishing compensation policies and overseeing compensation plans with respect to both executives and non-employee directors, and the Stock Option Committee merged in 1992. The Corporate Governance Committee was formed in August 1996. The primary responsibilities of the Corporate Governance Committee include working with management on an annual basis to achieve management succession planning; self-evaluation of the Board of Directors; and serving as the Company's Nominating Committee on an as-needed basis.

     Members of the Audit Committee through 1997 were Scott Anderson, Everett Carter, and Kenneth Tempero. The Audit Committee met three times during 1997 to review the procedures and recommendations of the Company's independent auditors. Members of the Compensation and Stock Option Committee through 1997 were Harold Olson and Kenneth Tempero. During fiscal year 1997, the Compensation and Stock Option Committee held two meetings. Members of the Corporate Governance Committee through 1997 were Kenneth Tempero, Committee chairman, Scott Anderson and Everett Carter. The Corporate Governance Committee met with the Chairman of the Board six times during 1997.

     Since January 1998, members of the Audit Committee are Everett Carter, M. Nazie Eftekhari and Donald Maurer. Members of the Compensation and Stock Option Committee include Scott Anderson and M. Nazie Eftekhari. Corporate Governance Committee members since January 1998 are Kenneth Tempero, Committee chairman, Everett Carter and Harold Olson.

     The Board of Directors held eight formal meetings during the last fiscal year. All current directors attended at least 75% of the aggregate number of meetings of the Board of Directors plus the meetings of each of the committees on which each director served.

COMPENSATION OF DIRECTORS

     Directors who are not full-time employees of the Company receive an annual retainer of $3,000, a fee of $1,000 for each Board meeting attended and $500 for
each committee meeting attended.   In addition to the preceding compensation,
the Chairman of the Corporate Governance Committee receives an annual retainer of $2,000.

     Pursuant to the Company's 1997 Stock Option Plan, each non-employee director of the Company is automatically granted an option to purchase 5,000 shares of Common Stock on the date of such non-employee's initial election, which option is exercisable to the extent of 1,250 shares on each anniversary date of the date of grant. On the date of each Annual Meeting of Shareholders, each incumbent non-employee director is automatically granted an option to purchase 500 shares of the Company's Common Stock ("Annual Grant"), which option is exercisable on the first anniversary date of the date of grant; provided, however, that a non-employee director may not receive an Annual Grant until the Annual Meeting on or following the third anniversary of such non-employee director's initial election. On January 12, 1998, the Board of Directors authorized a one-time grant of options to purchase 8,000 shares of Common Stock, exercisable to the extent of 2,000 shares on each anniversary date of the date of grant, to Scott Anderson, based on his election to Chairman of the Board.
All options granted have an exercise price per share equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire on the earlier of (i) three months after the optionee ceases to be a director (except by death, disability or retirement) and (ii) seven years. If a non-employee director ceases to be a director because of a disability, the option may be exercised, to the extent such option was exercisable on the date of termination, at any time within twelve months after the non-employee director ceases to be a director because of a disability or on the date on which the option, by its terms, expires, whichever is earlier. In the event of the death of a non-employee director (i) during the term of directorship, (ii) within three months following termination of directorship for any reason other than disability, or (iii) within twelve months following termination of directorship because of disability, the option shall become immediately exercisable and shall not expire until the original expiration date of the option. If a non-employee director retires from the

Company, having reached age sixty and completed a minimum of five years of service, the option shall become 100% exercisable and shall terminate on its original expiration date.

                               EXECUTIVE COMPENSATION

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of independent, non-employee directors. The Committee is responsible for recommending to the Board the amount and type of compensation, with the exception of base salaries, for the Chief Executive Officer and each of the other executive officers of the Company, and the administration of the Company's stock-based benefit plans. The Committee approves all base salaries.

     The Committee has implemented a compensation program which it believes is fair to the shareholders, uses a basic philosophy of keeping the compensation mix weighted toward performance, and is competitive in the Company's industry. The goals of the Company's executive compensation program are to provide compensation that will attract and retain the management talent required to achieve Company goals and objectives; to reward performance which results in achievement of Company goals and objectives; and to encourage consistent, long-term growth in shareholder value.

     The Company's executive officer compensation program includes three key components: base salary, annual cash incentive compensation based on corporate goals and objectives, and long-term incentive compensation in the form of options to acquire Common Stock. In addition, executive officers are entitled to participate in the Company's benefit plans such as the 401(k) Retirement, Profit Sharing and Savings Plan, the 1997 Employee Stock Purchase Plan, and health, dental, life and disability insurance plans generally available to other employees of the Company.

     In recognition of Code Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1 million, the Committee will, to the extent programs can be excluded from the $1 million limit and to the extent no pre-existing, contractual obligations exist, take the necessary action to secure tax deductibility under the IRC.

BASE SALARY

     For 1997, base salaries were recommended to the Committee by the Chief Executive Officer after consultation with the Company's Director of Human Resources, who determined a salary scale for each executive officer's position based on commercially available compensation surveys of a mix of medical and high technology companies of comparable size to the Company. These compensation surveys include companies located throughout the nation, and generally provide information pertaining to salary ranges as well as to total compensation ranges. Based on these surveys, base salaries of the executive officers, including the Chief Executive Officer, are set slightly below or at the midpoint of their respective salary ranges. The Committee's philosophy is that a large percentage of the executive officer's total compensation should be based on the overall financial performance of the Company.

ANNUAL INCENTIVE COMPENSATION

     The Management Incentive Compensation Plan (the "Incentive Plan") is the Company's annual incentive plan for executive officers and other key management personnel. The Incentive Plan is intended to provide a direct cash incentive to executives and managers for the achievement of corporate performance based on pre-tax income of the Company and/or individual performance goals. No incentive is paid for the achievement of individual performance goals unless certain levels of corporate performance are achieved. In 1997, the corporate performance goal was met. The Incentive Plan has various levels of participants, each with a different incentive amount as a percentage of their base salary. Potential payouts are then based on the Company's financial performance and, for certain levels, the individual's performance versus a set of personal, measurable objectives, approved by senior management. Target bonus award levels are set to be competitive within the Company's industry and to emphasize overachievement.

STOCK OPTION PROGRAM

     The stock option program is the Company's long-term incentive plan for executive officers and other key personnel. The objective is to provide incentive to encourage consistent, long-term growth in shareholder value and to encourage and assist executive officers and other key employees to acquire and maintain an ownership position in the Company. The Company's stock option program uses a formula plan developed by an independent consulting firm to determine the number of options to be granted based on compensation, individual performance and the market value of the Company's Common Stock. In addition, in determining the number of options to be granted to executive officers and other key employees, the Committee takes into account the number of options then held by such executive officers and employees. Stock options are also granted from time to time based upon an individual's potential contributions to Company performance. Named executive officers received stock option grants to purchase an aggregate of 66,156 shares during fiscal 1997. Generally, stock options are granted at an exercise price equal to fair market value of the Company's Common Stock on the date of grant, have terms up to ten years and have exercise restrictions which lapse over a four or five year period.

CHIEF EXECUTIVE OFFICER COMPENSATION

     During fiscal 1997, Mr. Laptewicz received a base salary increase of $15,900, a 7% increase over his 1996 base salary. Such increase was determined using the methodology discussed in the "Base Salary" section above. His base salary at the end of the 1997 fiscal year was $255,900. Mr. Laptewicz earned in fiscal 1997 a bonus of $135,033 under the Management Incentive Compensation Plan due to the Company meeting its corporate performance goals. Stock options granted to Mr. Laptewicz during fiscal 1997 are consistent with the design of the overall program and are shown in the Summary Compensation Table.





                                   Scott R. Anderson, Committee Chairman
                                   M. Nazie Eftekari

                                   Members of the Compensation and Stock Option
                                   Committee

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1997, 1996 and 1995, all cash and noncash compensation paid or to be paid by the Company to Joseph E. Laptewicz, Jr., the Company's President and Chief Executive Officer and each of the other five most highly compensated executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 1997 in all capacities in which they served.

                                                                                     LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                              ANNUAL COMPENSATION                     AWARDS            PAYOUTS
                                       ----------------------------------    ---------------------   -------------
                                                                             RESTRICTED
                                                             OTHER ANNUAL      STOCK       OPTIONS/       LTIP        ALL OTHER
     NAME AND PRINCIPAL      FISCAL     SALARY     BONUS     COMPENSATION      AWARDS        SARS       PAYOUTS      COMPENSATION
           POSITION           YEAR     ($) (1)    ($) (2)      ($) (3)          ($)         (#) (4)       ($)          ($) (5)
---------------------------  ------    --------   -------    ------------    ----------    --------     -------      ------------
 Joseph E. Laptewicz, Jr.    1997       255,900   135,033        -----          -----        22,000      -----          4,750
  President and Chief        1996       240,000   151,080        -----          -----        12,000      -----          4,750
  Executive Officer          1995       206,000   161,278        -----          -----         5,000      -----          4,620


 Donald D. Maurer            1997       260,016   138,844        -----          -----        21,000      -----          4,750
  Chairman Emeritus.         1996       250,007   126,129        -----          -----        12,000      -----          4,750
  Former Chairman and        1995       216,801   132,899                                    25,000                     4,620
  Chief  Scientific Officer

 Gary D. Sullivan            1997       137,900    46,043        -----          -----         7,720      -----          4,750
  Executive Vice President,  1996       125,000    31,531        -----          -----        10,000      -----          4,750
  Sales & Marketing          1995       114,583    35,120        -----          -----        25,000      -----            992

 Robert W. Clapp             1997       121,650    31,325        -----          -----         7,780      -----          4,750
  Vice President,            1996       114,650    28,920        -----          -----         4,800      -----          4,750
  Manufacturing              1995       108,150    33,148        -----          -----         5,000      -----          3,569

 Shawn L. Featherston        1997       102,150    27,926        -----          -----         4,540      -----          3,935
  Vice President, Sales      1996        90,000    22,703        -----          -----         4,800      -----          3,284
  Operations (6)

 H. Philip Vierling          1997       100,253    23,750        -----          -----         3,116      -----          3,589
  Vice President, Sales (7)

-------------------------------

(1) Includes all before-tax contributions to the Empi, Inc. Retirement, Profit Sharing and Savings Plan, a qualified section 401(k) plan.

(2) Reflects bonus amounts earned pursuant to the Company's Management Incentive Compensation Plan, all of which are described above under the caption "Compensation and Stock Option Committee Report on Executive Compensation." All bonuses earned were paid during the next fiscal year.

(3) No Other Annual Compensation for the named executive officers is required to be disclosed pursuant to the applicable rules of the Securities and Exchange Commission.

(4)  Represents the number of shares of common stock purchasable upon the
     exercise of the stock options.   Mr. Sullivan was granted options for
     25,000 shares upon initial employment by the Company.

(5) Reflects Company matching contributions to the Empi, Inc. Retirement, Profit Sharing and Savings Plan.

(6) In July 1996, the Company appointed Mr. Featherston to Vice President of Sales Operations.

(7) Mr. Vierling has been employed by the Company in various capacities since February 1986. Mr. Vierling assumed the position of Vice President of Sales in February 1998.

OPTION GRANTS DURING 1997

     The following table provides information related to options granted to the named executive officers during the 1997 fiscal year. The Company has not granted any stock appreciation rights.

                                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                                   ASSUMED ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION FOR OPTION
                                        INDIVIDUAL GRANTS                                                     TERM (3)
----------------------------------------------------------------------------------------------- -----------------------------------
                                                        % OF TOTAL
                                                         OPTIONS
                                                        GRANTED TO      EXERCISE
                                        OPTIONS        EMPLOYEES IN      PRICE       EXPIRATION
 NAME                                  GRANTED (1)      FISCAL YEAR     ($/SH) (2)      DATE               5% ($)           10% ($)
-------------                          -----------     ------------     ----------   ----------            ------          --------
 Joseph E. Laptewicz, Jr. . . .          22,000            19.37%          $17.75      01/30/04            158,973          370,474

 Donald D. Maurer . . . . . . .          21,000            18.49%          $17.75      01/30/04            151,747          353,634

 Gary D. Sullivan . . . . . . .           7,720             6.80%          $17.75      01/30/04             55,785          130,003

 Robert W. Clapp. . . . . . . .           7,780             6.85%          $17.75      01/30/04             56,219          131,013

 Shawn L. Featherston . . . . .           4,540             4.00%          $17.75      01/30/04             32,806           76,452

 H. Philip Vierling . . . . . .           3,116             2.74%          $17.75      01/30/04             22,516           52,473

-------------------------------

(1) These options were granted on January 30, 1997 and become exercisable at the rate of 25% per year on each anniversary beginning one year from the grant date.

(2) Exercise price is the fair market value of the Company's Common Stock, defined as the closing price on the date the option is granted.

(3) Potential realizable values shown above represent potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term of 7 years. The actual values of these option grants are dependent upon the future performance of the Company and its Common Stock and overall market conditions. There is no assurance that the actual values realized will approximate the amounts reflected in this table.


OPTION EXERCISES DURING 1997 AND OPTION VALUES AT THE END OF 1997

     The following table provides information related to options exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year-end. The Company does not have any outstanding stock appreciation rights.

                                                                                                  VALUE OF UNEXERCISED IN-THE-
                                                                    NUMBER OF UNEXERCISED            MONEY OPTIONS AT
                                                                     OPTIONS AT FY-END(#)              FY-END ($) (1)
                                                                  ----------------------------    ---------------------------
                                   SHARES            VALUE
                                 ACQUIRED ON       REALIZED($)
 NAME                            EXERCISE(#)           (1)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 --------                        -----------      ------------    -----------    -------------   -----------   -------------
 Joseph E. Laptewicz, Jr. . . .     91,250          1,283,906         3,000          144,750          -----       1,297,125

 Donald D. Maurer . . . . . . .    158,400            994,600         3,000            9,000          -----           -----

 Gary D. Sullivan . . . . . . .      4,000             61,000         8,500           30,220         73,500         199,190

 Robert W. Clapp. . . . . . . .      6,012             63,622         7,200           21,392         16,500         120,668

 Shawn L. Featherston . . . . .      8,129             48,706         1,200           11,857          -----          48,486

 H. Philip Vierling . . . . . .      -----              -----        13,466           11,382         79,069          66,001

-------------------------------

(1) Value per share is equivalent to the fair market value of the Company's Common Stock at the date of exercise or fiscal year-end, less the exercise price.

EMPLOYMENT AND SEPARATION AGREEMENTS

     The Company has entered into employment agreements with Donald Maurer and Joseph Laptewicz. Such agreements provide for compensation in the event their employment with the Company is terminated under certain circumstances. The primary provisions of the agreements follow.

MR. MAURER:

     On May 1, 1997, the Board of Directors of the Company effected an early termination of Mr. Maurer's employment agreement dated May 1, 1993.
Accordingly, the Company entered into a separation agreement with Mr. Maurer pursuant to which he is entitled to: (i) his annual base salary as of January
1, 1997 of $260,000, payable in equal payments or in one or two lump sum payments at Mr. Maurer's discretion; (ii) the amount of annual incentive bonus for 1997 as determined pursuant to the Company's incentive bonus plan; and
(iii) 100% vesting of all outstanding incentive and nonqualified stock options with the options remaining exercisable until May 30, 1998. In addition, Mr. Maurer shall serve as a consultant to the Company from May 1, 1998 through April 30, 2001. In compensation for his services, Mr. Maurer will continue to receive an amount equal to his base salary in year one of the agreement, and $36,000 in both years two and three of the agreement. Effective November 5, 1997, Mr. Maurer assumed the honorary position of Chairman Emeritus that he will hold until his term as a director of the Company expires at the 1999 Annual Meeting of Shareholders. Mr. Maurer agrees not to compete with the Company in any capacity until May 1, 2001.

MR. LAPTEWICZ:

     The initial term of Mr. Laptewicz's October 1, 1994 agreement was two years with automatic term renewals equal to one year unless such agreement is terminated earlier as provided in such agreement. The agreement initially provided for an annual base salary of $200,000 with reviews by the Board of Directors annually thereafter. Effective January 1, 1998, the Board of Directors increased Mr. Laptewicz's annual base salary to $322,000, reflecting his additional duties resulting from the retirement of Mr. Maurer and the change in the Board of Directors' philosophy regarding the payment of one-time bonuses. If the Company and Mr. Laptewicz are unable to agree to the terms of a new employment agreement at the expiration of an employment term, or if the Company terminates Mr. Laptewicz's employment without cause, Mr. Laptewicz shall receive severance payments in an aggregate amount equal to his annual base salary in effect prior to expiration of the employment term, payable over a period of twelve months. In the event Mr. Laptewicz's employment is terminated in connection with a "Change in Control," as defined in the employment agreement, or he voluntarily resigns within one year after such Change in Control, Mr. Laptewicz shall be entitled to receive two times his annual base salary and the amount of incentive bonus which, absent termination of Mr. Laptewicz's employment, he could have earned during the year in which his employment was terminated. If terminated in connection with a Change in Control, Mr. Laptewicz shall be entitled to exercise fully all outstanding incentive and nonqualified stock options he holds. Mr. Laptewicz has agreed not to compete with the Company for a one-year period following termination of the agreement for any reason.

For the employment agreements referred to above, a "Change in Control" generally is deemed to have occurred if (i) any person acquires securities of the Company representing 25% or more of the voting power of the Company's then outstanding securities, (ii) a majority of the Company's Board of Directors becomes comprised of individuals who are not currently members nor nominated by current members, (iii) the Company merges or consolidates with another corporation and the Company's securities outstanding before the merger or consolidation represent less than 75% of the voting power of the securities outstanding immediately following the merger, or (iv) the Company liquidates itself or sells or disposes of substantially all of its business or assets.

                 COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.
     Upon the receipt of the appropriate information, the Company has prepared all Forms 3, 4 and 5 for its non-employee directors and executive officers subject to their review and signing prior to filing with the SEC. Based solely on the information provided to the Company by individual non-employee directors and executive officers, the Company believes that all filing requirements applicable to its non-employee directors and executive officers have been complied with for the fiscal year ended December 31, 1997, except that one report for November 1997, covering M. Nazie Eftekhari's initial beneficial ownership, was inadvertently filed late.


                           COMPARATIVE STOCK PERFORMANCE

   The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies selected by the Company and approved by the Compensation and Stock Option Committee. The comparison assumes $100 was invested in the Company's Common Stock, the S&P 500 Index and the index of peer companies on December 31, 1992, and a reinvestment of all dividends. Included in the Company's 1998 peer group are the following companies: Biomet, Inc., Medical Graphics Corp., Mentor Corp., Rehabilicare, Inc., Staodyn, Inc. and Uromed Corp. Aequitron Medical, Inc., Danninger Medical Tech., Inc. and Maxxim Medical, Inc. were included in the Company's peer group through 1996, but have since been acquired or sold their comparable product lines.


                                       [GRAPH]


                      12/31/92    12/31/93     12/31/94    12/31/95     12/31/96    12/31/97
---------------------------------------------------------------------------------------------
Empi, Inc.            $ 100.00    $ 110.67     $  47.33    $ 136.00     $ 104.00    $ 105.33
S&P 500 Index         $ 100.00    $ 110.08     $ 111.53    $ 153.45     $ 188.68    $ 251.63
Peer Group            $ 100.00    $  66.13     $  88.27    $ 129.63     $ 120.27    $ 173.68

                          APPROVAL OF SELECTION OF AUDITORS
                                    (PROPOSAL #3)

   Upon recommendation of the Audit Committee, the Company's Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1998. The firm has acted as independent auditors for the Company since January 1981, and the Board of Directors considers it highly qualified. Although it is not required to do so, the Board of Directors wishes to submit the selection of Ernst & Young LLP for shareholders' approval at the Meeting. If the shareholders do not give approval, the Board will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

                                INDEPENDENT AUDITORS

     A representative of Ernst & Young LLP is expected to be in attendance at the Meeting and will be afforded the opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions.

                                   OTHER BUSINESS

     Management knows of no other matters to be presented at the Meeting. If any other matter properly comes before the Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

                               SHAREHOLDER PROPOSALS

     Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the next Annual Meeting of Shareholders subsequent to the Meeting for which the Company is presently soliciting proxies must be received by the Company before November 13, 1998.

                           ANNUAL REPORT TO SHAREHOLDERS

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, accompanies this Notice of Annual Meeting and Proxy Statement. No part of such Annual Report is incorporated herein, and no part thereof is to be considered proxy soliciting material.

                                     FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO MR. PATRICK D. SPANGLER AT THE COMPANY'S PRINCIPAL ADDRESS.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                                       Thomas R. King
                                                         Secretary

Dated:    March 16, 1998
          St. Paul, Minnesota

                                     [LOGO]
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 29, 1998

    The undersigned, a shareholder of Empi, Inc., hereby appoints JOSEPH E. LAPTEWICZ, JR. and PATRICK D. SPANGLER as proxy with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of Empi, Inc. to be held at the Company's corporate headquarters, 599 Cardigan Road, St. Paul, Minnesota, on Wednesday, April 29, 1998 at 3:30 p.m. local time, and at any and all adjournments thereof with all the powers the undersigned would possess if personally present, upon the matters indicated below.

(1) Set the number of directors at seven:

             / / FOR             / / AGAINST             / / ABSTAIN

(2) Election of  / / For nominee (except as       / / WITHHOLD AUTHORITY to vote
Director:        marked to the contrary below)    for nominee listed below

    Class Three, three-year term: Everett F. Carter

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.)

             / / FOR             / / AGAINST             / / ABSTAIN

(3) Approve the appointment of Ernst & Young LLP as the Company's independent auditors.

             / / FOR             / / AGAINST             / / ABSTAIN

(4) OTHER MATTERS: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

                                         THIS PROXY IS SOLICITED ON BEHALF OF
                                         THE BOARD OF DIRECTORS. It will be
                                         voted on the proposals set forth on
                                         this form as directed by the
                                         shareholder, but IF NO DIRECTION IS
                                         GIVEN for a particular proposal, it
                                         will be voted FOR such proposal.

                                         Dated                            , 1998

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                         (Shareholder must sign exactly as the
                                         name appears at left. When signed as a
                                         corporate officer, executor,
                                         administrator, trustee, guardian, etc.,
                                         please give full title as such. Both
                                         joint tenants must sign.)